Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "BIOGEN3D CORPORATION", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF NOVEMBER, A.D. 2016, AT 4:48 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6215155 8100
SR# 20166623213

Authentication: 203332430
Date: 11-14-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:48 PM 11/14/2016
FILED 04:48 PM 11/14/2016
SR 20166623213 - File Number 6215155

CERTIFICATE OF INCORPORATION
of
BIOGEN3D CORPORATION
(a Delaware corporation)

ARTICLE I
NAME

The name of the corporation is BIOGEN3D Corporation.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of this corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III
CORPORATE PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**Law**").

ARTICLE IV
AUTHORIZED STOCK

The amount of the total authorized capital stock of the corporation is One Hundred Thousand (100,000), all of which shall have a par value of $0.00001 and be classified as common stock.

ARTICLE V
LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Law or any other law of the State of Delaware is amended after approval by the stockholders of this ARTICLE V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Law as so amended.

Any repeal or modification of the foregoing provisions of this ARTICLE V by the stockholders of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VI
AMENDMENT LIMITATION

No amendment to or repeal of ARTICLE VI of this Certificate, or adoption of any bylaw or any provision of this Certificate which has the effect of increasing director liability, shall apply to or have any effect on the rights of any individual referred to in ARTICLE VI for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal or the adoption of such bylaw or provision.

ARTICLE VII
BYLAWS

The board of directors is expressly authorized to adopt, amend, or repeal the bylaws of the corporation.

ARTICLE VIII
ELECTION OF DIRECTORS

Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE IX
INCORPORATOR

The name of the incorporator is Jeffrey A. Hechtman. The incorporator's mailing address is 500 W. Madison Street, Suite 3700, Chicago, Illinois 60661.

IN WITNESS WHEREOF, the undersigned incorporator has signed this Certificate of Incorporation on November 14, 2016.

/s/ Jeffrey A. Hechtman
Jeffrey A. Hechtman, Incorporator